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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Pathnet Finance I, LLC, a Delaware limited liability company.

Pathnet/Idaho Power License LLC, a Delaware limited liability company.

Pathnet/Idaho Power Equipment, LLC, a Delaware limited liaiblity company.